UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Nuvve Holding Corp.
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NUVVE HOLDING CORP.
2468 Historic Decatur Road
San Diego, California 92106

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 30, 2021

To the Stockholders of Nuvve Holding Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Nuvve Holding Corp., a Delaware corporation (the “Company”), will be held on June 30, 2021 at 10:00 a.m., Eastern time. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, employees and partners, the Special Meeting will be a virtual meeting. You will be able to attend and participate in the Special Meeting online by visiting https://www.cstproxy.com/nuvve/sm2021. Please see the “Questions and Answers” in the accompanying proxy statement for more details.

The Special Meeting is being held for the following purposes:

1.      to approve, for the purposes of Listing Rule 5635 of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of up to 11,000,000 shares of the Company’s common stock, in the aggregate (subject to adjustment as described below), pursuant to (i) the warrants (the “Warrants”) issued by the Company on May 17, 2021, and (ii) the Securities Purchase Agreement (the “SPA”) between the Company and the purchasers identified therein dated May 17, 2021 (the “Transaction Proposal”); and

2.      to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Transaction Proposal (the “Adjournment Proposal”).

The proposals are more fully described in the accompanying proxy statement.

The Company’s board of directors (the “Board”) has set the close of business on June 7, 2021 as the record date for the determination of stockholders who will be entitled to notice of and to vote at the Special Meeting (the “record date”). The list of stockholders entitled to vote at the Special Meeting will be available for inspection at the Company’s headquarters at least ten days before the Special Meeting.

Your vote is important no matter how many shares you own. Whether or not you expect to attend the meeting, please complete, sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope, or submit a proxy electronically by Internet or telephone by following the instructions on the proxy card. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the meeting by following the procedures described in the accompanying proxy statement.

By Order of the Board of Directors
/s/ Gregory Poilasne
Gregory Poilasne
Chief Executive Officer and Chairman of the Board

June 11, 2021
San Diego, California

Important Notice Regarding the Availability of Proxy Materials for
the Special Meeting of Stockholders to be Held on June 30, 2021:
The Company’s Proxy Statement is available at https://www.cstproxy.com/nuvve/sm2021.

NUVVE HOLDING CORP.
2468 Historic Decatur Road
San Diego, California 92106

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 30, 2021

INTRODUCTION

The Company is providing this proxy statement in connection with the solicitation by the Board of proxies to be voted at the Special Meeting to be held on June 30, 2021, at 10:00 a.m., Eastern time, and any adjournment or postponement thereof. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, employees and partners, the Special Meeting will be a virtual meeting. You will be able to attend and participate in the Special Meeting online by visiting https://www.cstproxy.com/nuvve/sm2021. Please see the “Questions and Answers” below for more details.

This proxy statement, the accompanying proxy card and the Annual Report are being mailed beginning on or around June 11, 2021 in connection with the solicitation of proxies by the Board.

QUESTIONS AND ANSWERS

When and where will the meeting take place?

The Special Meeting will be held on June 30, 2021, at 10:00 a.m., Eastern time, solely over the Internet by means of a live audio webcast.

Stockholders participating in the Special Meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the Special Meeting, virtual attendees will be able to:

•        vote via the Special Meeting webcast; and

•        submit questions or comments to the Company’s officers during the Special Meeting via the Special Meeting webcast.

Shareholders may submit questions or comments during the meeting through the Special Meeting webcast by typing in the “Submit a question” box.

What proposals are being presented for a stockholder vote at the Special Meeting?

There are two proposals being presented for stockholder vote at the Special Meeting:

•        a proposal to approve, for the purposes of Nasdaq Listing Rule 5635, the issuance of up to 11,000,000 shares of the Company’s common stock, in the aggregate (subject to adjustment as described below), pursuant to (i) the Warrants and (ii) the SPA (the Transaction Proposal); and

•        a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Transaction Proposal (the Adjournment Proposal).

The Adjournment Proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Transaction Proposal.

Why is the Special Meeting being held?

On May 17, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with Stonepeak Rocket Holdings LP (“Stonepeak”) and Evolve Transition Infrastructure LP (“Evolve”) relating to the proposed formation of a joint venture, Levo Mobility LLC (“Levo,” and such proposed formation of Levo, the “Levo Transaction”).

In connection with the signing of the Letter Agreement, the Company issued the Warrants to Stonepeak and Evolve, with 90% allocated to Stonepeak and 10% allocated to Evolve. The Warrants have a term of ten years, entitle the holders thereof to purchase up to 6,000,000 shares of the Company’s common stock at exercise prices ranging from $10.00 to $40.00 (subject to adjustment as set forth therein and described below), and are subject to certain vesting conditions as set forth therein and described below. In addition, the Company entered into the SPA with Stonepeak and Evolve. Under the SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak and Evolve may elect, in their sole discretion, to purchase up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $50.00 per share (subject to adjustment as set forth therein and described below), with 90% allocated to Stonepeak and 10% allocated to Evolve.

Pursuant to Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, other than a public offering for cash, where the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock) equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. Nasdaq Rule 5635(a) may apply when a listed company and another company enter into a strategic partnership and exchange shares.

Further, pursuant to Nasdaq Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company. Nasdaq has not formally defined a “change of control,” but Nasdaq guidance suggests that a change of control occurs when, as a result of the issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position.

Exercises of the Warrants and purchases under the SPA could result in the issuance of more than 20% of the Company’s outstanding common stock before the issuance of the Warrants and the execution of the SPA. In addition, issuances to Stonepeak pursuant to the Warrants and the SPA could result in Stonepeak owning 20% or more of the Company’s outstanding common stock after such issuances, with Stonepeak being the largest stockholder of the Company.

In light of these rules, the Warrants and the SPA provide that, unless the Company obtains the approval of its stockholders, the aggregate number of shares of common stock that may be issued under the Warrants and the SPA may not exceed the maximum number of shares of common stock which the Company may issue without stockholder approval under the stockholder approval rules of Nasdaq.

Accordingly, the Special Meeting is being held to approve the issuance of the full amount of shares of the Company’s common stock pursuant to the Warrants and the SPA.

Who are Stonepeak and Evolve?

Stonepeak is indirectly managed by Stonepeak Partners LP, a leading North American infrastructure private equity firm headquartered in New York.

Evolve is a publicly-traded limited partnership formed in 2005 focused on the acquisition, development and ownership of infrastructure critical to the transition of energy supply to lower carbon sources. Evolve owns natural gas gathering systems, pipelines, and processing facilities in South Texas and continues to pursue energy transition infrastructure opportunities. Evolve’s common units are currently listed on the NYSE American under the symbol “SNMP.”

Has the Company entered into definitive agreements for the Levo Transaction?

No. While the SPA and the Warrants are binding commitments of the Company (subject to possible redemption or forfeiture of the Warrants as described below), the Company has not entered into definitive agreements for the Levo Transaction. Pursuant to the Letter Agreement, the parties agreed to negotiate in good faith to finalize and enter into definitive agreements for the Levo Transaction. However, the parties are not bound to enter into such agreements. Accordingly, there can be no assurance that the parties will enter into definitive agreements for the Levo Transaction on the terms described herein, or at all, or that the Levo Transaction will be consummated.

What will happen if the Levo Transaction is consummated?

If the Levo Transaction is consummated on the proposed terms, Levo will utilize the Company’s proprietary vehicle-to-grid (“V2G”) technology and the capital from Stonepeak and Evolve to help accelerate the deployment of electric fleets, including thousands of zero-emission electric school buses for school districts nationwide through “V2G hubs” and Transportation as a Service (“TaaS”). If consummated on the proposed terms, Stonepeak and Evolve will fund their pro rata share of acquisition and construction costs up to an aggregate capital commitment of $750 million, and will have the option to upsize their capital commitments when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures. However, pursuant to the Letter Agreement, in the event the Levo Transaction is consummated but stockholder approval of the Transaction Proposal is not obtained, Stonepeak and Evolve will not be required to fund their capital commitments to Levo.

What will be the ownership of Levo if the Levo Transaction is consummated?

If the Levo Transaction is consummated on the proposed terms, at the closing, (i) Stonepeak and Evolve will provide initial capital to Levo in exchange for all of the preferred limited liability company interests of Levo (the “Preferred Units”) and a commitment to purchase additional Preferred Units from time to time, and 49% of the common limited liability company interests of Levo (the “Common Units”) and (ii) the Company will provide development services to Levo pursuant to a development services agreement and retain 51% of the Common Units.

The Preferred Units to be issued to Stonepeak and Evolve are expected to have a liquidation preference equal to $1,000 per unit (the “Liquidation Preference”), and be entitled to receive distributions at a rate of 8.0% per annum, payable quarterly in arrears in cash. Until the completion of the first twelve fiscal quarters after Stonepeak and Evolve have funded an aggregate of $50 million to Levo, Levo may elect to pay such distributions in cash or in kind. At the earliest to occur of the 7th anniversary of the closing of the Levo Transaction and certain specified events, including, for example, a change of control, a sale of all or substantially all of Levo’s assets, an initial public offering or a bankruptcy, liquidation or winding up of Levo, Stonepeak is expected to have the option to cause Levo to redeem the Preferred Units in whole or in part from time to time at a price based on the Liquidation Preference plus a preferred rate of return.

Initially, Levo is expected to be governed by a board of managers consisting of nine managers, five of whom will be designated by the Company, three of whom will be designated by Stonepeak and one independent manager to be mutually agreed upon by the Company and Stonepeak. However, certain significant actions, such as the approval of Levo’s annual budget, the issuance of certain equity interests, and the entry into fundamental transactions, will require the approval of a manager designated by Stonepeak.

For additional information on the Levo Transaction, please read the section herein entitled “The Transaction Proposal — Background of the Levo Transaction.”

Who will be the directors of the Company if the Levo Transaction is consummated?

Pursuant to the Letter Agreement and in connection with the Levo Transaction, the parties expect to enter into a board rights agreement, pursuant to which (i) so long as Stonepeak owns any Preferred Units or owns at least 10.0% of the Company’s issued and outstanding common stock, Stonepeak will have the right, but not the obligation, to appoint two observers to attend meetings of the Company’s Board and (ii) so long as Stonepeak beneficially owns at least 10.0% of the Company’s issued and outstanding common stock, Stonepeak will have the right to nominate one director to the Company’s Board (during which time Stonepeak’s right to appoint board observers will be reduced to one observer).

What happens if the Levo Transaction is not consummated?

There can be no assurance that the parties will enter into definitive agreements for the Levo Transaction on the terms described herein, or at all, or that the Levo Transaction will be consummated. In the event the Letter Agreement is terminated and the parties have not consummated the Levo Transaction, (i) the Company will reimburse Stonepeak and Evolve for certain reasonable, documented, out-of-pocket fees and expenses not to exceed $1.35 million in the case of Stonepeak or $150,000 in the case of Evolve and (ii) the Company will pay Stonepeak, if Stonepeak elects to receive such fee, an alternative transaction fee of $9.0 million, and pay Evolve, if Evolve elects to receive such fee, an alternative transaction fee of $1.0 million, in each case, if the Company enters into a definitive agreement to consummate a competing alternative transaction or arrangement within 12 months of the date of such termination (the “Alternative Transaction Fee”). If Stonepeak or Evolve, as applicable, elects to receive its respective Alternative Transaction Fee, Stonepeak or Evolve, in each case as applicable, upon receipt of the payment of such Alternative Transaction Fee, will automatically forfeit all issued and outstanding Warrants held at such time by Stonepeak or Evolve, as applicable, for no consideration.

Notwithstanding the foregoing, if the Levo Transaction is not consummated by August 16, 2021, and the Company notifies Stonepeak and Evolve of its election to terminate the Letter Agreement, then the Company may repurchase the Warrants held by Stonepeak and/or Evolve, as applicable, for $0.0001 per Warrant, if Stonepeak and/or Evolve, as applicable, do not confirm their willingness to enter into definitive agreements on certain material terms. If the Company terminates the Letter Agreement and is entitled to redeem the Warrants, as described above in this paragraph, Stonepeak and/or Evolve, as applicable, will not be entitled to either the Alternative Transaction Fee or the Warrants.

What are the recommendations of the Board?

The Board unanimously recommends that you vote:

•        “FOR” the Transaction Proposal; and

•         “FOR” the Adjournment Proposal.

Who is entitled to vote?

The holders of the Company’s common stock at the close of business on the record date, June 7, 2021, are entitled to vote at the Special Meeting. As of the record date, 18,714,215 shares of common stock were outstanding. Holders of the Company’s common stock have one vote for each share that they owned on such date. The number of shares of common stock outstanding does not include 4,000,000 shares held in an earn-out escrow, which are subject to cancellation unless earned pursuant to the terms of the merger agreement governing the recently completed business combination between the Company, Newborn Acquisition Corp. and Nuvve Corporation. Pursuant to the related escrow agreement, the 4,000,000 earn-out escrow shares will be voted in the same proportion as all other shares of common stock are voted.

What is the difference between a record holder and a beneficial owner?

If your shares are registered in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are considered the “record holder” for those shares. If you are the record holder of your shares, you have the right to vote your shares by proxy or to attend the meeting and vote via the Special Meeting webcast.

If your shares are held through a bank, broker or other nominee, then you are considered to hold your shares in “street name.” While you are the “beneficial owner” of those shares, you are not considered the record holder. As the beneficial owner of shares of the Company’s common stock, you have the right to instruct your bank, broker or other nominee how to vote your shares. However, since you are not the record holder of your shares, you may not vote these shares at the Special Meeting unless you obtain a “legal proxy” from the stockholder of record.

How do I submit my vote?

Record holders can vote by the following methods:

•        By mail.    You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope.

•        By Internet or Telephone.    You may vote by proxy via the Internet or telephone. The proxy card enclosed with this proxy statement provides instructions for submitting a proxy electronically by Internet or telephone.

•        By attending the Special Meeting.    You may attend the Special Meeting and vote via the Special Meeting webcast.

Beneficial owners of shares held in street name may instruct their bank, broker or other nominee how to vote their shares. Beneficial owners should refer to the materials provided to them by their nominee for information on communicating these “voting instructions.” Beneficial owners may not vote their shares at the Special Meeting unless they obtain a legal proxy from the stockholder of record and follow the instructions set forth below for attending the Special Meeting.

What does it mean to vote by proxy?

When you vote “by proxy,” you grant another person the power to vote stock that you own. If you vote by proxy in accordance with this proxy statement, you will have designated the following individuals as your proxy holders for the Special Meeting: Gregory Poilasne, the Company’s Chief Executive Officer and Chairman of the Board; and Ted Smith, the Company’s President, Chief Financial Officer and Director.

Any proxy given pursuant to this solicitation and received in time for the Special Meeting will be voted in accordance with your specific instructions. If you provide a proxy, but you do not provide specific instructions on how to vote on each proposal, the proxy holder will vote your shares “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal. With respect to any other proposal that properly comes before the Special Meeting, the proxy holders will vote in their own discretion according to their best judgment, to the extent permitted by applicable laws and regulations.

How do I attend the Special Meeting?

Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, employees and partners, the Special Meeting will be a virtual meeting. Any stockholder wishing to attend the Special Meeting must register in advance. To register for and attend the Special Meeting, please follow these instructions as applicable to the nature of your ownership of the Company’s common stock:

Record Owners.    If you are a record holder, and you wish to attend the Special Meeting, go to https://www.cstproxy.com/nuvve/sm2021, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Special Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

Beneficial Owners.    Beneficial owners who wish to attend the Special Meeting must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial owners should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Beneficial owners who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. Beneficial owners should contact Continental Stock Transfer & Trust Company on or before June 22, 2021.

Shareholders will also have the option to listen to the Special Meeting by telephone by calling:

•        Within the U.S. and Canada: 1 (877) 770-3647 (toll-free)

•        Outside of the U.S. and Canada: 1 (312) 780-0854 (standard rates apply)

The passcode for telephone access is 35852606#. You will not be able to vote or submit questions unless you register for and log in to the Special Meeting webcast as described above.

What happens if I do not provide voting instructions to my bank, broker or other nominee?

If you are a beneficial owner and do not provide your bank, broker or other nominee with voting instructions and do not obtain a legal proxy, under the rules of various national and regional securities exchanges, the bank, broker or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your shares votes on one or more matters, but does not receive instructions from you on how to vote your shares on one or more non-routine matters, the bank, broker or other nominee will inform the inspector of election that it does not have the authority to vote on such non-routine matters with respect to your shares. This is generally referred to as a “broker non-vote.”

The Company expects that the Transaction Proposal and the Adjournment Proposal will be considered non-routine matters. If all of the proposals are considered non-routine as expected, banks, brokers and nominees will not be able to vote at the Special Meeting unless they receive voting instructions from the beneficial owners. Accordingly, there would not be any broker non-votes. However, if one of the proposals is considered routine, then broker non-votes generally may occur with respect to the remaining non-routine matter in connection with the Special Meeting.

How do I revoke my proxy or voting instructions?

A record holder may revoke his, her or its proxy by (i) submitting a subsequent written notice of revocation that is received by the Company’s Secretary at any time prior to the voting at the Special Meeting, (ii) submitting a subsequent proxy prior to the voting at the Special Meeting or (iii) attending the Special Meeting and voting via the Special Meeting webcast. Attendance by a stockholder at the Special Meeting does not alone serve to revoke his or her proxy. Stockholders may send written notice of revocation to Secretary, Nuvve Holding Corp., 2468 Historic Decatur Road, San Diego, California 92106.

Beneficial owners should refer to the materials provided to them by their bank, broker or other nominee for information on changing their voting instructions.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions are voted neither “FOR” nor “AGAINST” a matter, but are counted in the determination of a quorum. Similarly, a “broker non-vote” may occur with respect to shares held in street name, when the bank, broker or other nominee is not permitted to vote such stock on a particular matter as described above. The shares subject to a proxy which are not being voted on a particular matter because of a broker non-vote, if any, will not be considered shares present and entitled to vote on the matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are not being voted on any matter at the Special Meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

How many votes are required to approve each proposal?

Transaction Proposal.    Approval, for the purposes of Nasdaq Listing Rule 5635, of the issuance of shares of the Company’s common stock pursuant to the Warrants and the SPA requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s common stock, represented in person or by proxy at the meeting and entitled to vote thereon. Abstentions, which are considered present and entitled to vote on this matter, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes, if any, which are not considered present and entitled to vote on this matter (along with any other failure to vote on this proposal), will not have any effect on the vote with respect to this proposal.

Adjournment Proposal.    Approval of the adjournment of the Special Meeting requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s common stock, represented in person or by proxy at the meeting and entitled to vote thereon. Abstentions, which are considered present and entitled to vote on this matter, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes, if any, which are not considered present and entitled to vote on this matter (along with any other failure to vote on this proposal), will not have any effect on the vote with respect to this proposal.

Who is paying for this proxy statement and the solicitation of my proxy, and how are proxies solicited?

Proxies are being solicited by the Board for use at the Special Meeting. The Company’s officers and other employees, without additional remuneration, may assist in the solicitation of proxies in the ordinary course of their employment.

In addition to the use of the mail and the Internet, solicitations may be made personally or by email or telephone, as well as by public announcement. The Company will bear the cost of this proxy solicitation. The Company may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

Do the Company’s stockholders have appraisal rights if they object to the Levo Transaction and the Levo Transaction is consummated?

Nuvve’s stockholders were not granted and do not have dissent or appraisal rights in connection with the Levo Transaction.

Who can help answer my questions?

If you have questions about how to vote or direct a vote in respect of your shares or about the proposals, or if you need additional copies of the proxy statement or proxy card, you may contact the Company at:

Nuvve Holding Corp.

2468 Historic Decatur Road

San Diego, California 92106

Attention: Steven Moran, Chief Legal Officer

Telephone: (619) 456-5161

Email: smoran@nuvve.com

THE TRANSACTION PROPOSAL

On May 17, 2021, the Company issued the Warrants to Stonepeak and Evolve, with 90% allocated to Stonepeak and 10% allocated to Evolve. The Warrants have a term of ten years, entitle the holders thereof to purchase up to 6,000,000 shares of the Company’s common stock at exercise prices ranging from $10.00 to $40.00 (subject to adjustment as set forth therein and described below), and are subject to certain vesting conditions as set forth therein and described below. In addition, on May 17, 2021, the Company entered into the SPA with Stonepeak and Evolve. Under the SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak and Evolve may elect, in their sole discretion, to purchase up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $50.00 per share (subject to adjustment as set forth therein and described below), with 90% allocated to Stonepeak and 10% allocated to Evolve.

Pursuant to Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, other than a public offering for cash, where the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock) equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. Nasdaq Rule 5635(a) may apply when a listed company and another company enter into a strategic partnership and exchange shares.

Further, pursuant to Nasdaq Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company. Nasdaq has not formally defined a “change of control,” but Nasdaq guidance suggests that a change of control occurs when, as a result of the issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position.

Exercises of the Warrants and purchases under the SPA could result in the issuance of more than 20% of the Company’s outstanding common stock before the issuance of the Warrants and the execution of the SPA. In addition, issuances to Stonepeak pursuant to the Warrants and the SPA could result in Stonepeak owning 20% or more of the Company’s outstanding common stock after such issuances, with Stonepeak being the largest stockholder of the Company.

In light of these rules, the Warrants and the SPA provide that, unless the Company obtains the approval of its stockholders, the aggregate number of shares of common stock that may be issued under the Warrants and the SPA may not exceed the maximum number of shares of common stock which the Company may issue without stockholder approval under the stockholder approval rules of Nasdaq, including Nasdaq Rules 5635(a), 5635(b) and 5635(d). In addition, unless the Company obtains the approval of its stockholders, the Warrants may not be exercised, and elections to purchase under the SPA may not be made, to the extent that, after giving effect to such exercise or election, Stonepeak or Evolve together with their affiliates collectively would beneficially own in excess of 19.99% of the Company’s common stock.

Accordingly, the Special Meeting is being held to approve the issuance of the full amount of shares of the Company’s common stock pursuant to the Warrants and the SPA.

Background of the Levo Transaction

On May 17, 2021, the Company entered into the Letter Agreement with Stonepeak and Evolve relating to the proposed formation of a joint venture, Levo. Pursuant to the Letter Agreement, the parties agreed to negotiate in good faith to finalize and enter into definitive agreements for the Levo Transaction. However, the parties are not bound to enter into such agreements. Accordingly, there can be no assurance that the parties will enter into definitive agreements for the Levo Transaction on the terms described in this proxy statement, or at all, or that the Levo Transaction will be consummated.

If the Levo Transaction is consummated on the proposed terms, Levo will utilize the Company’s proprietary V2G technology and capital from Stonepeak and Evolve to help accelerate the deployment of electric fleets, including thousands of zero-emission electric school buses for school districts nationwide through “V2G hubs” and Transportation as a Service (TaaS). If consummated on the proposed terms, Stonepeak and Evolve will fund their pro rata share of acquisition and construction costs up to an aggregate capital commitment of $750 million and will have the option to upsize their capital commitments when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures. If consummated on the proposed terms, (i) Stonepeak and Evolve will provide initial capital to Levo in exchange for all of the Preferred Units and a commitment to purchase additional Preferred Units from time to time, and 49% of the Common Units and (ii) the Company will provide development services to Levo pursuant to a development services agreement and retain 51% of the Common Units. However, pursuant to the Letter Agreement, in the event the Levo Transaction is consummated but stockholder approval of the Transaction Proposal is not obtained, Stonepeak and Evolve will not be required to fund their capital commitments to Levo.

The Preferred Units to be issued to Stonepeak and Evolve are expected to have a Liquidation Preference equal to $1,000 per unit, and be entitled to receive distributions at a rate of 8.0% per annum, payable quarterly in arrears in cash. Until the completion of the first twelve fiscal quarters after Stonepeak and Evolve have funded an aggregate of $50 million to Levo, Levo may elect to pay such distributions in cash or in kind. At the earliest to occur of the 7th anniversary of the closing of the Levo Transaction and certain specified events, including, for example, a change of control, a sale of all or substantially all of Levo’s assets, an initial public offering or a bankruptcy, liquidation or winding up of Levo, Stonepeak is expected to have the option to cause Levo to redeem the Preferred Units in whole or in part from time to time at a price based on the Liquidation Preference plus a preferred rate of return.

In addition, at the earliest to occur of the 7th anniversary of the closing of the Levo Transaction and certain trigger events, including, for example, a failure to pay quarterly distributions or a material breach by the Company of its obligations under the Levo transaction documents, Stonepeak is expected to have the right to cause a sale of Levo. At any time following the earliest to occur of the 3rd anniversary of the closing of the Levo Transaction and the date on which Levo has entered into contracts with third parties to spend at least $500 million in aggregate capital expenditures, Stonepeak is expected to have the right to effect an initial public offering of Levo.

Pursuant to the Letter Agreement and in connection with the Levo Transaction, the parties expect to enter into (a) a parent letter agreement, pursuant to which the Company will agree to certain restrictive covenants with respect to Levo’s business, including (i) a covenant to present business opportunities with respect to Levo’s business to Levo and not to compete with Levo in connection with such opportunities in North America, subject to limited exceptions, and (ii) a covenant granting Stonepeak a right of first offer to participate in such business opportunities outside of North America and in future financing transactions of the Company, and (b) an intellectual property escrow agreement, pursuant to which the parties will agree to certain escrow, license and royalty obligations with respect to the Company’s intellectual property and technology, which will only be exercisable by Levo upon the occurrence of certain conditions.

Initially, Levo is expected to be governed by a board of managers consisting of nine managers, five of whom will be designated by the Company, three of whom will be designated by Stonepeak and one independent manager to be mutually agreed upon by the Company and Stonepeak. However, certain significant actions, such as the approval of Levo’s annual budget, the issuance of certain equity interests, and the entry into fundamental transactions, will require the approval of a manager designated by Stonepeak.

In connection with the signing of the Letter Agreement, the Company issued the following Warrants to Stonepeak and Evolve (in each case, with 90% allocated to Stonepeak and 10% allocated to Evolve):

•        Series B Warrants to purchase 2,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $10.00 per share, which are fully vested upon issuance;

•        Series C Warrants to purchase 1,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $15.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures;

•        Series D Warrants to purchase 1,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $20.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures;

•        Series E Warrants to purchase 1,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $30.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures; and

•        Series F Warrants to purchase 1,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $40.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

In connection with the signing of the Letter Agreement, the Company also entered into the SPA and a Registration Rights Agreement (the “RRA”) with Stonepeak and Evolve.

•        Under the SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak and Evolve may elect, in their sole discretion, to purchase up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $50.00 per share, with 90% allocated to Stonepeak and 10% allocated to Evolve. The SPA includes customary representations and warranties, closing conditions and customary indemnification provisions. In addition, Stonepeak and Evolve may elect to purchase shares under the SPA on a cashless basis in the event of a change of control of the Company.

•        Under the RRA, the Company granted Stonepeak and Evolve demand and piggyback registration rights relating to the sale of the Warrants and the shares of the Company’s common stock issuable pursuant to the Warrants and the SPA.

The Warrants may be exercised for cash or on a cashless basis. The Company will not be required to net cash settle the Warrants under any circumstances.

The exercise price and number of shares issuable upon exercise of the Warrants are subject to adjustment for changes in the Company’s capital stock, including stock splits, stock combinations, stock dividends, reclassifications, distributions of purchase rights and distributions of assets. If the Company completes a business combination, the Warrants shall be converted into the right to acquire the property they would have received if the Warrants were exercised prior to such business combination. The purchase price under the SPA is subject to adjustment for any stock dividend, stock split, reverse stock split, reclassification, or similar change in the Company’s common stock.

Unless the Company obtains the approval of its stockholders, the aggregate number of shares of common stock that may be issued under the Warrants and the SPA shall not exceed the maximum number of shares of common stock which the Company may issue without stockholder approval under the stockholder approval rules of Nasdaq, including Nasdaq Rules 5635(a), 5635(b) and 5635(d). In addition, unless the Company obtains the approval of its stockholders, the Warrants may not be exercised, and elections to purchase under the SPA may not be made, to the extent that, after giving effect to such exercise or election, Stonepeak or Evolve together with their affiliates collectively would beneficially own in excess of 19.99% of the Company’s common stock.

The Letter Agreement further provides that the Company will use its reasonable best efforts to obtain stockholder approval of the issuance of shares of the Company’s common stock under the Warrants and SPA. The Company also agreed to certain exclusivity provisions during the term of the Letter Agreement.

Pursuant to the Letter Agreement and in connection with the Levo Transaction, the parties expect to enter into a board rights agreement, pursuant to which (i) so long as Stonepeak owns any Preferred Units or owns at least 10.0% of the Company’s issued and outstanding common stock, Stonepeak will have the right, but not the obligation, to appoint two observers to attend meetings of the Company’s Board and (ii) so long as Stonepeak beneficially owns at least 10.0% of the Company’s issued and outstanding common stock, Stonepeak will have the right to nominate one director to the the Company’s Board (during which time Stonepeak’s right to appoint board observers will be reduced to one observer).

In the event the Letter Agreement is terminated and the parties have not consummated the Levo Transaction, (i) the Company will reimburse Stonepeak and Evolve for certain reasonable, documented, out-of-pocket fees and expenses not to exceed $1.35 million in the case of Stonepeak or $150,000 in the case of Evolve and (ii) the Company will pay Stonepeak, if Stonepeak elects to receive such fee, and pay Evolve, if Evolve elects to receive such fee, the Alternative Transaction Fee. If Stonepeak or Evolve, as applicable, elects to receive its respective Alternative Transaction Fee, Stonepeak or Evolve, in each case as applicable, upon receipt of the payment of such Alternative Transaction Fee, will automatically forfeit all issued and outstanding Warrants held at such time by Stonepeak or Evolve, as applicable, for no consideration.

Notwithstanding the foregoing, if the Levo Transaction is not consummated by August 16, 2021, and the Company notifies Stonepeak and Evolve of its election to terminate the Letter Agreement, then the Company may repurchase the Warrants held by Stonepeak and/or Evolve, as applicable, for $0.0001 per Warrant, if Stonepeak and/or Evolve, as applicable, do not confirm their willingness to enter into definitive agreements on certain material terms. If the Company terminates the Letter Agreement and is entitled to repurchase the Warrants, as described above in this paragraph, Stonepeak and/or Evolve, as applicable, will not be entitled to either the Alternative Transaction Fee or the Warrants.

Reasons for the Transactions and Effect on Current Shareholders

The Board has determined that the ability to issue securities pursuant to the Warrants and the SPA is in the best interests of the Company and its stockholders. In making this determination, the Board considered such issuances and the Levo Transaction together in their entirety, including, without limitation, the short- and long-term costs and benefits of the proposed joint venture. The Company believes strategic partnerships, like the Levo Transaction, are an important way to accelerate the adoption of its GIVe software platform world-wide. The issuance of the Warrants and the entry into the SPA were material inducements to Stonepeak and Evolve’s entry into the Letter Agreement for the Levo Transaction.

The Board also considered the exercise price of the Warrants and the purchase price under the SPA, which were substantially above the market price of the Company’s common stock at the time the Warrants were issued and the SPA was executed, and the vesting schedule of the Warrants, which is tied to the deployment of capital in Levo. The Board believes that the exercise prices, purchase price and vesting schedule align the interests of Stonepeak, Evolve and the other stockholders of the Company, in that a substantial portion of the benefit to Evolve and Stonepeak will be realized only upon a rise in the market value of the Company’s common stock and upon the expansion of Levo’s operations.

The Board considered the risk that the Warrants may remain outstanding, and the SPA will remain in effect, even in certain circumstances where the parties do not consummate the Levo Transaction or do not consummate the transaction on the terms that were contemplated by management.

The issuance of shares of the Company’s common stock under the Warrants and the SPA will not affect the rights of the holders of outstanding common stock, but such issuances will have a dilutive effect on the existing shareholders, including the voting power and economic rights of the existing shareholders.

Description of Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the record date, the Company had 18,714,215 shares of common stock outstanding and no shares of preferred stock outstanding. The number of shares of common stock outstanding does not include 4,000,000 shares held in an earn-out escrow, which are subject to cancellation unless earned pursuant to the terms of the merger agreement governing the recently completed business combination between the Company, Newborn Acquisition Corp. and Nuvve Corporation. In addition, as of the record date, 18,366,119 shares were subject to issuance upon exercise of the Company’s outstanding options and warrants (including pursuant to the Warrants and the SPA, without giving effect to the limitation on the maximum number of shares issuable thereunder as described above) and 242,420 shares were subject to issuance pursuant to the Company’s outstanding restricted stock units.

Common Stock

The holders of the Company’s common stock are entitled to one vote for each share held on all matters to be voted on by shareholders and do not have cumulative voting rights. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors. The holders of the Company’s common stock will be entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up, the Company’s stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of the Company’s common stock will have no conversion, preemptive or other subscription rights, and there will be no sinking fund or redemption provisions applicable to the Company’s common stock.

Preferred Stock

The Company’s amended and restated certificate of incorporation grants its board of directors the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although the Company has no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of the Company’s common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of the Company or an unsolicited acquisition proposal. If the Company issues preferred stock, such preferred stock may have priority over the Company’s common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation.

Dividends

The Company has not paid any cash dividends on its common stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any future outstanding indebtedness the Company or its subsidiaries may incur. The Company does not anticipate declaring any cash dividends to holders of the common stock in the foreseeable future.

Transfer Agent

The transfer agent for the Company’s securities is Continental Stock Transfer & Trust Company.

Listing of Securities

The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “NVVE.”

Anti-Takeover Provisions

Provisions of the Delaware General Corporation Law (the “DGCL”) and the Company’s amended and restated certificate of incorporation and bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for the Company’s stockholders.

Staggered board

The Company’s amended and restated certificate of incorporation provides that the Board shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual or special meetings.

Because the Board is classified, directors may be removed only for cause. Further, the Company’s amended and restated certificate of incorporation provides for the removal of directors for cause only by the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of preferred stock, who shall be removed pursuant to the terms of such preferred stock).

Authorized but unissued shares

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Appointment of directors

The Company’s amended and restated certificate of incorporation provides that newly created directorships (including those created by the Board) or any vacancy on the Board may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. The exercise of this authority may prevent stockholders from being able to fill vacancies on the Board.

Special meeting of stockholders

The Company’s amended and restated bylaws provide that special meetings of stockholders may be called only at the direction of the Board, the chairman of the Board, or the chief executive officer. The existence of this provision could delay the ability of the Company’s stockholders to force consideration of a proposal or to take action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations

The Company’s amended and restated bylaws provide that stockholders of record seeking to bring business before a special meeting of stockholders, or to nominate candidates for election as directors at a special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary at our principal executive offices not later than the 60th day nor earlier than the 90th day prior to the meeting. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), proposals seeking inclusion in the Company’s annual proxy statement must comply with the notice periods contained therein. The Company’s amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Stockholder action by written consent

The Company’s amended and restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the Board then in office.

Supermajority voting requirements

The Company’s amended and restated certificate of incorporation and bylaws require the affirmative vote of holders of at least 66&frac23;% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of the Company’s amended and restated certificate of incorporation or to amend the Company’s amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

Exclusive forum selection

The Company’s amended and restated certificate of incorporation requires that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s amended and restated certificate of incorporation or bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Company’s amended and restated certificate of incorporation or bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against the Company governed by the internal affairs doctrine. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in the Company’s amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.

Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

Section 203 of the Delaware General Corporation Law

The Company has not opted out of Section 203 of the DGCL under its amended and restated certificate of incorporation. As a result, pursuant to Section 203 of the DGCL, the Company is prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock (the “acquisition”), except if:

•        the Board approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the business combination is approved by the Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Required Vote and Recommendation

Approval of the Transaction Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s common stock, represented in person or by proxy at the meeting and entitled to vote thereon.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE Transaction Proposal.

ADJOURNMENT PROPOSAL

At the Special Meeting, if necessary, stockholders will vote on the Adjournment Proposal. If the Adjournment Proposal is adopted, the Board will have the discretion to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Transaction Proposal. It is possible for the Company to obtain sufficient votes to approve the Adjournment Proposal but not receive sufficient votes to approve the Transaction Proposal. In such a situation, the Company could adjourn the meeting for any number of days or hours as permitted under applicable law and attempt to solicit additional votes in favor of such other proposals.

In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, if a quorum is not present at the Special Meeting, the Company’s amended and restated bylaws allow the Special Meeting to be adjourned for the purpose of obtaining a quorum. Any such adjournment may be made without notice, other than the announcement made at the Special Meeting, by the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Special Meeting. The Board also is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, the Company would issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

If the stockholders approve the Adjournment Proposal, and the Special Meeting is adjourned, the Company expects to use the additional time to solicit additional proxies in favor of the Transaction Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if a majority of the Company’s common stock has been voted against the Transaction Proposal, the Company could adjourn the Special Meeting without a vote on such proposal, and seek to convince the holders of those shares to change their votes.

The Adjournment Proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Transaction Proposal. If the Adjournment Proposal is presented at the Special Meeting and is not approved, the Company may not be able to adjourn the Special Meeting to a later date. As a result, the Company may be prevented from obtaining approval of the Transaction Proposal.

Required Vote and Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s common stock, represented in person or by proxy at the meeting and entitled to vote thereon.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the actual beneficial ownership of the Company’s common stock as of the record date by:

•        each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock on the record date;

•        each of the Company’s executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the U.S. Securities and Exchange Commission (the “SEC”), which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including shares that a person currently has the right to acquire or has the right to acquire within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all the Company’s common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Outstanding Shares(2)
Directors and Executive Officers
Gregory Poilasne(3)(5)	1,315,131	7.0%
Ted Smith(4)(5)	297,003	1.6%
David Robson(6)	18,248	*
Richard A. Ashby(7)	—	—
Angela Strand(7)(8)	2,434	*
Kenji Yodose(7)	—	—
H. David Sherman(7)	40,000	*
Jon M. Montgomery(7)	—	—
All directors and executive officers (8 individuals)	1,709,702	8.2%
5% Beneficial Holders
Stonepeak GP Investors Manager LLC(9)	3,729,622	16.6%
NeoGenesis Holding Co., Ltd.(10)	1,808,812	9.6%
University of Delaware(11)	1,674,326	8.9%
Toyota Tsusho Corporation(12)	1,466,719	7.8%
EDF Renewables, Inc.(13)	1,025,563	5.5%

____________

*        Less than 1%.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Nuvve Holding Corp., 2468 Historic Decatur Rd., Suite 200, San Diego, California 92106.

(2)      The percentage of beneficial ownership is calculated based on 18,714,215 shares of the Company’s common stock outstanding as of the record date. The number of shares of common stock outstanding does not include 4,000,000 shares held in an earn-out escrow, which are subject to cancellation unless earned pursuant to the terms of the merger agreement governing the recently completed business combination between the Company, Newborn Acquisition Corp. and Nuvve Corporation.

(3)      The beneficial ownership of Mr. Poilasne includes 60,712 shares of the Company’s common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of the record date, and excludes options to purchase 613,629 shares of the Company’s common stock that will not become exercisable within 60 days of the record date.

(4)      The beneficial ownership of Mr. Smith includes 185,764 shares of the Company’s common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of the record date, and excludes options to purchase 431,864 shares of the Company’s common stock that will not become exercisable within 60 days of the record date.

(5)      Mr. Poilasne and Mr. Smith have committed to purchase the 134,499 shares repurchased by the Company from EDF Renewables, Inc., at the same price the Company paid for them (or $14.87 per share). Such repurchase will take place by April 26, 2022.

(6)      The beneficial ownership of Mr. Robson excludes options to purchase 300,000 shares of the Company’s common stock that will not become exercisable within 60 days of the record date.

(7)      The beneficial ownership of each of Ms. Strand and Messrs. Ashby, Montgomery, Sherman and Yodose excludes 48,484 shares of the Company’s common stock issuable upon the vesting of restricted stock units that will not vest within 60 days of the record date.

(8)       The beneficial ownership of Ms. Strand includes 2,434 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of May 25, 2021, and excludes 8,186 shares of the Company’s common stock issuable upon the exercise of options that will not become exercisable within 60 days the record date.

(9)      This amount includes shares of common stock issuable under the Warrants and the SPA to each of Stonepeak and Evolve. Stonepeak Associates IV LLC is the general partner of Stonepeak and Stonepeak Rocket Upper Holdings LP. Stonepeak GP Investors IV LLC is the sole member of Stonepeak Associates IV LLC. Stonepeak GP Investors Manager LLC is the managing member of Stonepeak GP Investors IV LLC. Mr. Dorrell serves as the managing member of Stonepeak GP Investors Manager LLC. Accordingly, Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC, Stonepeak Associates IV LLC and Stonepeak Rocket Upper Holdings LP may be deemed to beneficially own the securities beneficially owned by Stonepeak. Affiliates of Stonepeak, including Stonepeak GP Investors Manager LLC and Mr. Dorrell, control Evolve and its general partner and have the ability to appoint all of the members of the board of directors of the general partner of Evolve. Accordingly, Stonepeak GP Investors Manager LLC and Mr. Dorrell may be deemed to beneficially own the securities beneficially owned by Evolve. Each of Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC, Stonepeak Associates IV LLC and Stonepeak Rocket Upper Holdings LP, as applicable, disclaims beneficial ownership of the securities beneficially owned by Stonepeak and Evolve except to the extent of his or its pecuniary interest therein.

          Unless the Company obtains the approval of its stockholders, the aggregate number of shares of common stock that may be issued under the Warrants and the SPA may not exceed the maximum number of shares of common stock which the Company may issue without stockholder approval under the stockholder approval rules of Nasdaq, including Nasdaq Rules 5635(a), 5635(b) and 5635(d). As a result of such limitation, the beneficial ownership of Stonepeak and Evolve includes 3,729,622 shares of common stock issuable under the Warrants and the SPA, and excludes 7,270,378 shares of common stock issuable under the Warrants and the SPA. The Warrants are subject to vesting as described elsewhere in this proxy statement.

          The business address of each of Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC, Stonepeak Associates IV LLC, Stonepeak Rocket Upper Holdings LP and Stonepeak is 55 Hudson Yards, 550 W. 34th Street, 48th Floor, New York, New York 10022. The address of the principal office for Evolve is 1360 Post Oak Blvd., Suite 2400, Houston, TX 77056.

(10)    The beneficial ownership of NeoGenesis Holding Co., Ltd. includes 136,250 shares of the Company’s common stock issuable upon exercise of the Company’s warrants. Wenhui Xiong owns and controls NeoGenesis Holding Co., Ltd. The business address of each of Mr. Xiong and NeoGenesis Holdings Co., Ltd. is Room 801, Building C, SOHO Square, No. 88, Zhongshan East 2nd Road, Huangpu District, Shanghai, 200002, China.

(11)    The business address of the University of Delaware is 124 Hullihen Hall, Newark, Delaware 19716.

(12)    The business address of Toyota Tsusho Corporation is Century Toyota Bld. 9-8, Meieki 4-chome, Nakamura-ku, Nagoya, 450-8575, Japan.

(13)    The business address of EDF Renewables, Inc. is 15445 Innovation Drive, San Diego, California 92128.

Pursuant to the Warrants and the SPA, Stonepeak and Evolve may acquire up to 11,000,000 shares of the Company’s common stock in the aggregate (subject to adjustment), as described in “The Transaction Proposal” above, which may result in a change in control of the Company.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

The Company does not intend to bring before the Special Meeting any matters other than those specified in the Notice of the Special Meeting, and the Company does not know of any business which persons other than the Board intend to present at the Special Meeting. Should any business requiring a vote of the stockholders, which is not specified in the notice, properly come before the Special Meeting, the proxy holders specified in this proxy statement and in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The Company intends to hold its 2022 annual meeting of stockholders on or about June 15, 2022 unless the date is changed by the Board. A proposal that a stockholder intends to present at the 2022 annual meeting of stockholders and wishes to be considered for inclusion in the Company’s proxy materials must be received no later than January 2, 2022. All proposals must comply with Rule 14a-8 under the Exchange Act.

The Company’s bylaws contain provisions intended to promote the efficient functioning of stockholder meetings. Some of the provisions require advance notice to the Company of stockholder proposals or director nominations to be considered at an annual meeting. Under the Company’s bylaws, in order to properly bring stockholder proposals or director nominations before an annual meeting, even if the stockholder does not intend to include such proposal in the Company’s proxy materials, the stockholder must deliver written notice of such proposal or nomination to the Secretary not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Accordingly, for the 2022 annual meeting of stockholders, this notice must be received no earlier than March 17, 2022 and no later than April 16, 2022. A notice of a stockholder proposal or director nomination must include the information set forth in the Company’s bylaws. Stockholder proposals and director nominations should be addressed to Secretary, Nuvve Holding Corp., 2468 Historic Decatur Road, San Diego, California 92106.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Secretary, Nuvve Holding Corp., 2468 Historic Decatur Rd., Suite 200, San Diego, California 92106. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, the Company and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the Company’s proxy statement. Upon written or oral request, the Company will deliver a separate copy of this proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or writing the Company at its principal executive offices at Secretary, Nuvve Holding Corp., 2468 Historic Decatur Rd., Suite 200, San Diego, California 92106.

San Diego, California
Dated June 11, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

NUVVE HOLDING CORP.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

Please mark your votes like this **X**

   FOR ☐ AGAINST ☐ ABSTAIN ☐

   FOR ☐ AGAINST ☐ ABSTAIN ☐

CONTROL NUMBER

Signature________________ Signature if held jointly________________ Date__________, 2021.

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet, Smartphone or Tablet – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail NUVVE HOLDING CORP. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time on June 29, 2021. INTERNET/MOBILE - www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online special meeting, you will need your 12 digit control number to vote electronically at the special meeting. To attend, visit: http:cstproxy.com/nuvve/sm2021 PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. Please mark your vote like this 1. Approval, for the purposes of Nasdaq Listing Rule 5635, of the issuance of up to 11,000,000 shares of the Company’s common stock (subject to adjustment), pursuant to (i) the warrants issued by the Company on May 17,2021, and (ii) the Securities Purchase Agreement between the Company and the purchasers identified there in dated May 17, 2021. 2. Approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal 1. FOR AGAINST ABSTAIN

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on June 30, 2021 To view the Proxy Statement and to Attend the Special Meeting, please go to: http://www.cstproxy.com/nuvve/sm2021 FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY NUVVE HOLDING CORP THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD DIRECTORS The undersigned appoints Gregory Poilasne and Ted Smith, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock on Nuvve Holding Corp. held of record by the undersigned at the close of business on June 7, 2021 at the Special Meeting of Stockholders of Nuvve Holding Corp. to be held on June 30, 2021, or at adjournment thereof. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1 AND PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)